LiveWire Group, Inc.
Notice of Award of Restricted Stock Units	ID: 87,4730333
and Restricted Stock Unit Agreement	3700 West Juneau Avenue
(Standard)	Milwaukee, WI 53208

[Participant Name]		[Grant Type]
[Signed Electronically]		Plan:	2022 Incentive Award Plan
Acceptance Date:	[Acceptance Date]	ID:	[Participant ID]

Effective [Grant Date] (the “Grant Date”), you have been granted Restricted Stock Units with respect to [Number of Shares Granted] shares of common stock of LiveWire Group, Inc. (“LiveWire”) under LiveWire’s 2022 Incentive Award Plan (the “Plan”).

Subject to accelerated vesting and forfeiture as described in Exhibit A, a portion of the Restricted Stock Units (Restricted Stock Units with the same scheduled vesting date are referred to as a “Tranche”) shall vest in accordance with the following schedule:

Restricted Stock Units Tranche	Vesting Date

One-third of the Restricted Stock Units (Tranche #1)	The first anniversary of the Grant Date
An additional one-third of the Restricted Stock Units (Tranche #2)	The second anniversary of the Grant Date
The final one-third of the Restricted Stock Units (Tranche #3)	The third anniversary of the Grant Date

If application of the above schedule on the first vesting date or the second vesting date would produce vesting in a fraction of a Restricted Stock Unit, then the number of Restricted Stock Units that become vested on that vesting date shall be rounded down to the next lower whole number of Restricted Stock Units, and the fractional Restricted Stock Unit shall be carried forward into the next Tranche of Restricted Stock Units.

You may not sell, transfer or otherwise convey an interest in or pledge any of your Restricted Stock Units.

The Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Restricted Stock Unit Agreement including Exhibit A. Additional provisions regarding your Restricted Stock Units and definitions of capitalized terms used and not defined in this Restricted Stock Unit Agreement can be found in the Plan.

LIVEWIRE GROUP, INC.

Karim Donnez
CEO

Exhibit A to Restricted Stock Unit Agreement

Confidential Information: In consideration of your agreement to the terms of this Restricted Stock Unit Agreement by your acceptance of this Restricted Stock Unit Agreement, the Company promises to disclose to you from time to time confidential and competitively sensitive information concerning, among other things, the Company and its strategies, objectives, performance, and business prospects. You may use this information to perform your duties to the Company as well as in determining whether to accept an equity award. You shall not use and/or disclose this information for any purpose prohibited by the Company’s policies and guidelines concerning insider trading and/or as otherwise prohibited by this Restricted Stock Unit Agreement.

Certain Definitions: The following definitions apply in this Restricted Stock Unit Agreement:

(1) “Company” or “the Company” means LiveWire and all of its subsidiaries and affiliates engaged in the development, manufacture, procurement, marketing, financing, or selling of two- or three-wheeled motorcycles; motorcycle parts, accessories, and clothing; or other motorcycle-related or motorcycle brand-identified products or services including financial services.

(2) The “Business” means any business conducted by the Company from time to time, including without limitation the development, manufacture, procurement, marketing, financing, or selling of two- or three-wheeled motorcycles; motorcycle parts, accessories, and clothing; or other motorcycle-related or motorcycle brand-identified products or services including financial services.

(3) “Competitive Business” as used in this Restricted Stock Unit Agreement means any person, firm, corporation, or entity of any type other than the Company that: (a) is engaged in developing, making, marketing or selling: (i) two- or three-wheeled motorcycles; (ii) motorcycle parts, motorcycle accessories, and/or motorcycle clothing; or (iii) other motorcycle-related or motorcycle brand-identified products or services; and (b) markets or sells, or is reasonably expected to market or sell, directly or indirectly, such as through a dealer or dealer network, any of these products or services in any Prohibited Territory. Examples of a Competitive Business provided for your convenience and subject to change in an evolving marketplace include, but are not limited to the following: KTM AG; Husqvarna Motorcycles GmbH; Royal Enfield; Erik Buell Racing LLC; MV AGUSTA Motor S.p.A.; Parts Unlimited; Tucker Rocky Distributing; Polaris Industries, Inc.; Victory Motorcycles; Indian Motorcycle Company; Triumph Motorcycles Ltd.; Honda Racing Corporation; Yamaha Motor Co., Ltd.; Suzuki Motor Corporation; Kawasaki Motorcycle & Engine Company; Zero Motorcycles, Inc.; Brammo, Inc.; BMW Motorrad; Bombardier Recreational Products Inc.; Bajaj Auto Limited; TVS Motor Company Ltd.; The Hero Group, Ltd.; and Ural Motorcycles. Tesla, Inc. would be another example of a Competitive Business if Tesla is engaged in developing, manufacturing, marketing or selling a two- or three-wheeled motorcycle and/or related products or services.

(4) “Confidential Information” means any and all non-public information, ideas, and materials, other than Trade Secrets, in whatever form, tangible or intangible, related to Company’s Business (including, without limitation, the business of any entity owned by, controlled by, or affiliated with the Company) that provides Company with a competitive business advantage by virtue of the information, idea, or material not being generally known to Company’s competitors, Company’s customers, and/or the general public. Confidential Information includes, but is not limited to: project files, product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and information received by the Company under an obligation of confidentiality to a third party. Confidential Information does not include any information, idea, or material (i) that is disclosed to you without confidential or proprietary restriction by a third party who rightfully possesses the information, idea, or material (likewise without confidential or proprietary restriction) prior to or independent of your employment, (ii) that is rightfully in your possession or part of your general knowledge prior to or independent of your employment, or (iii) that is or becomes publicly known or is legitimately in the public domain through lawful means and without breach of this Restricted Stock Unit Agreement by you, or breach of a similar agreement by others.

(5) “Prohibited Territory” shall mean any country in which the Company, at any time during the time period from the date of this Restricted Stock Unit Agreement through the last day of your employment with the Company, (a) directly or indirectly, such as through a dealer network, marketed or sold its motorcycles or motorcycle-

related products or services, or (b) had documented plans to market or sell, directly or indirectly, its motorcycles or motorcycle-related products or services (unless such plans had been abandoned).

(6) “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of "trade secret" under applicable law, the latter definition shall control.

(7) Neither Confidential Information nor Trade Secrets include general skills or knowledge or skills that you obtained prior to your employment with the Company.

Confidentiality:

(1) During the time period from the date of this Restricted Stock Unit Agreement through the date that is one year after the last day of your employment with the Company, regardless of whether your termination of employment is voluntary or involuntary or the reason therefor, you shall not use or disclose any Confidential Information except for the benefit of the Company in the course of your employment by the Company and shall not use or disclose any Confidential Information in competition with or to the detriment of the Company, or for your benefit or the benefit of anyone else other than the Company.

(2) During the time period from the date of this Restricted Stock Unit Agreement and for so long thereafter as such information is not generally known to, and not readily ascertainable by proper means to, other persons who can obtain economic value from its disclosure or use, you will maintain all Trade Secrets to which you have received access while employed by the Company as confidential and as the property of the Company. Nothing in this Agreement shall limit Company’s remedies with respect to your unauthorized use and/or disclosure of Trade Secrets. You understand and acknowledge that you are hereby being provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (i) No individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined under the DTSA) that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) An individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

(3) Upon termination of your employment with the Company, you will turn over immediately to the Company all Confidential Information and Trade Secrets (including all paper and electronic copies), and you shall retain no copies thereof. You shall attend an exit interview at or around the time of termination and sign a written statement certifying your compliance with the terms of this Restricted Stock Unit Agreement. This Restricted Stock Unit Agreement, including, but not limited to, this confidentiality provision, does not restrict or prevent you from filing a charge or complaint with, providing information to, or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state, or local agency charged with the enforcement of any laws, including providing documents or other information, or exercising your rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees.

Competitive Employment: During the time period from the Grant Date as defined in the attached Notice of Award of Restricted Stock Units) through the date that is one year after the last day of your employment with the Company, regardless of whether your termination of employment is voluntary or involuntary or the reason therefor, you shall not participate, engage in, provide, supervise, or manage, any activities or services, which are the same as, or substantially similar in function or purpose to, those you performed for the Company during the last twelve (12) months of your employment, or that are likely to result in the unauthorized use or disclosure of Confidential Information or Trade Secrets, for any Competitive Business in the Prohibited Territory. This restriction applies whether you are engaged to participate in, provide, supervise, or manage such activities or services as an employee, independent contractor, or consultant under the terms of any agreement, whether verbal, implied, or written. This provision does not prohibit you from owning a non-controlling interest consisting of two percent (2%) or less of any class of securities in any publicly traded company or passive investments through an independently controlled fund such as a mutual fund, provided you are not a controlling person of, or a member of a group that controls, such business, and further provided you do not otherwise participate in any conduct prohibited under this Agreement.

If you live or work in Massachusetts: Unless the Company waives this post-employment competitive employment restriction, or the post-employment competitive employment restriction is ineffective pursuant to applicable law, then, during the post-employment restricted period, the Company will pay you (on a pro-rata basis based upon its regular payroll schedule) fifty (50) percent of your salary highest annualized base salary within the 2 years preceding your termination. The Company may cease or decrease these payments to you as permitted by the Massachusetts Noncompetition Agreement Act. Further, the competitive employment restriction shall not apply in the event your employment is terminated without cause or you are involuntarily laid off.

No Solicitation of Certain Employees: You acknowledge and agree that solely as a result of employment with the Company, and in light of the broad responsibilities of such employment which include working with other employees of the Company, you have and will come into contact with and acquire Confidential Information about the Company’s other employees. Accordingly, during the time period from the Grant Date ( through the date that is one year after the last day of your employment with the Company, regardless of whether the termination of your employment is voluntary or involuntary or the reason therefor, you shall not, directly or indirectly, solicit or induce, or assist in any manner in the solicitation or inducement of any employee of the Company who was subject to your direct supervision or about whom you received any Confidential Information, in either event during any part of the last year of your employment with the Company, to accept any employment, consulting, contracting or other relationship with a Competitive Business. You understand, acknowledge, and agree that such solicitation will disrupt, damage, impair, and interfere with the Company’s business and have a substantial negative impact on the Company’s ability to compete.

No Solicitation of Certain Customers and Other Business Relationships: You acknowledge and agree that solely by reason of employment by the Company, you have and will come into contact with and develop and maintain relationships with a significant number of the Company’s customers, distributors, and dealers of the Company’s products and services, will have access to Confidential Information relating to those relationships, and will have access to and the benefit of goodwill developed by the Company with its customers, distributors, and dealers. Accordingly, during the time period from the Grant Date through the date that is one year after the last day of your employment with the Company, regardless of whether the termination of your employment is voluntary or involuntary or the reason therefor, you shall not on behalf of or in connection with any Competitive Business, directly or indirectly, solicit or induce, or assist in any manner in the solicitation or inducement of any customer, distributor or dealer of the Company’s products or services to terminate or reduce its relationship with the Company or to purchase or deal in products or services competitive with the Company’s products or services, if you had any material contact with or learned any Confidential Information about the customer, distributor or dealer, in either event through performance of your job duties and responsibilities or through otherwise performing services on behalf of the Company during any part of the last two years of your employment with the Company.

Acknowledgments: You acknowledge and agree that (a) the restrictions and obligations set forth in and imposed by this Restricted Stock Unit Agreement will not prevent you from obtaining gainful employment in the your field of expertise or cause you undue hardship; and (b) the restrictions and obligations imposed by this Restricted Stock Unit Agreement are necessary to protect the legitimate business interests of the Company and are reasonable in view of the RSUs you have received or will receive from the Company.

Equitable Relief: You acknowledge: (a) the Company will suffer irreparable injury in the event of your breach or threatened breach of your obligations in this Restricted Stock Unit Agreement, (b) monetary damages for such breach or threatened breach would not be readily calculable, and (c) the Company would not have an adequate remedy at law therefor. Consequently, you acknowledge, consent, and agree that in the event of such breach, or threatened breach, the Company shall be entitled, in addition to any other legal remedies and damages available, to (y) specific performance, and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by you and persons acting for or in connection with you, and (z) recovery of all reasonable sums and costs, including attorneys’ fees, expert witness fees, expenses and costs incurred by the Company in seeking to enforce the provisions of this Restricted Stock Unit Agreement.

Severability: If any portion of this Restricted Stock Unit Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom such invalid portion, and reformed to the extent valid and enforceable.

At-Will Employment: You understands that this Restricted Stock Unit Agreement does not constitute a contract of employment and does not promise or imply that your employment will continue for any period of time. Unless otherwise agreed to under any employment agreement between you and the Company whether executed prior to this Agreement or at any time hereafter, employment with the Company is “at will” and may be terminated either by you or the Company at any time, with or without cause, and with or without notice.

Governing Law: This Restricted Stock Unit Agreement will be governed and controlled b he laws of the state in which you primarily worked for the Company, without regard to conflict of law principles.

Assignment and Successors: This Restricted Stock Unit Agreement may be assigned or transferred by the Company without your consent, including, but not limited to, pursuant to a sale of the business, merger, consolidation, share exchange, sale of substantially all of the Company’s assets, or other reorganization, or through liquidation, dissolution or otherwise, whether or not the Company is the continuing entity. This Restricted Stock Unit Agreement will inure to the benefit of and be enforceable by the Company, and its respective successors in interest or assigns, without the need for any further agreement by you.

Termination of Employment:

(1) If your employment with the Company is terminated for any reason other than death or Disability, then you will forfeit any Restricted Stock Units that are not vested as of the date your employment is terminated.

(2) If you cease to be employed by the Company by reason of death or Disability, then, effective immediately prior to the time of cessation of employment, a portion of the unvested Restricted Stock Units in each Tranche will vest, which portion will be equal to the number of unvested Restricted Stock Units in that Tranche multiplied by a fraction the numerator of which is the number of Months (counting a partial Month as a full Month) from the Grant Date until the date your employment is terminated by reason of death or Disability, and the denominator of which is the number of Months from the Grant Date to the applicable anniversary of the Grant Date on which such Tranche would otherwise have vested if your employment had continued, and you will forfeit the remaining Restricted Stock Units that are not vested. For purposes of this Agreement, a “Month” shall mean the period that begins on the first calendar day after the Grant Date or the applicable anniversary of the Grant Date that occurs in each calendar month and ends on the anniversary of the Grant Date that occurs in the following calendar month.

Voting Rights and Dividends: You are not entitled to exercise any voting rights with respect to the Shares underlying your Restricted Stock Units. You will be credited with cash amounts equivalent to any dividends and other distributions paid with respect to the Shares underlying your Restricted Stock Units, so long as the applicable record date occurs before you forfeit such Restricted Stock Units, and such dividend equivalents will remain subject to the same risk of forfeiture and other terms as, and be paid at the time of settlement of, the Restricted Stock Units with respect to which they were credited. If, however, any dividends or distributions with respect to the Shares underlying your Restricted Stock Units are paid in Shares rather than cash, you will be credited with additional Restricted Stock Units equal to the number of shares that you would have received had your Restricted Stock Units been actual Shares, and such Restricted Stock Units will be subject to the same risk of forfeiture and other terms of this Restricted Stock Unit Agreement as are the Restricted Stock Units with respect to which they were credited. Amounts credited to you in the form of additional Restricted Stock Units will be settled (if vested) at the same time as the Restricted Stock Units with respect to which they were credited.

Settlement: Your Restricted Stock Units will be settled at the following times, to the extent then vested, by delivery to you of Shares on a one-for-one basis, with one Share being delivered for each Restricted Stock Unit:
•The Tranche #1 Restricted Stock Units will be settled as soon as practicable, and by no later than 2 ½ months, following the first anniversary of the Grant Date;

•The Tranche #2 Restricted Stock Units will be settled as soon as practicable, and by no later than 2 ½ months, following the second anniversary of the Grant Date; and

•The Tranche #3 Restricted Stock Units will be settled as soon as practicable, and by no later than 2 ½ months, following the third anniversary of the Grant Date;

provided that all then-vested Restricted Stock Units that have not previously been settled will be settled upon your “separation from service” within the meaning of Code Section 409A. Cash will be paid in satisfaction of any fractional Restricted Stock Unit settled pursuant to this paragraph.

Issuance of Share Certificates: In lieu of issuing in your name certificate(s) evidencing your Shares, LiveWire may cause its transfer agent or other agent to reflect on its records your ownership of such Shares.

Tax Withholding: Section 9.5 of the Plan shall apply to this Award with respect to tax withholding. To the extent that your receipt of Restricted Stock Units, the vesting of Restricted Stock Units, your receipt of payments in respect of Restricted Stock Units or the delivery of Shares to you in respect of Restricted Stock Units results in a withholding obligation to the Company with respect to federal, state or local taxes, the Company has the right and authority to deduct or withhold from any compensation it would pay to you (including payments in respect of Restricted Stock Units) an amount, and/or to treat you as having surrendered vested Restricted Stock Units having a value, sufficient to satisfy its withholding obligations. In its discretion, the Company may require you to deliver to the Company or to such other person as the Company may designate at the time the Company is obligated to withhold taxes that arise from such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations.

Rejection/Acceptance: You have ninety (90) days following the Grant Date to accept this Award through your Fidelity account. If you have not accepted this Award within ninety (90) days following the Grant Date, the Restricted Stock Units granted herein shall be automatically forfeited. If you choose to accept this Restricted Stock Unit Agreement, then you accept the terms of this Award, including the provisions of this Exhibit A, acknowledge these tax implications, and agree and consent to all amendments to the Plan through the Grant Date as they apply to this Award and any prior awards to you of any kind under such plans. You are hereby advised to consult an attorney about this Restricted Stock Unit Agreement, and by accepting the Award within the ninety (90) day period, you acknowledge that you have been given an opportunity to do so.